Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 21, 2024 (except for the sixth paragraph of Note 1, as to which the date is September 11, 2024) in the Registration Statement (Form S-1) and the related Prospectus of LENZ Therapeutics, Inc. for the registration of 1,578,947 shares of its common stock.
/s/ Ernst & Young LLP
San Diego, California
September 11, 2024